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                                                                   EXHIBIT 99.01


FLEXTRONICS INTERNATIONAL ANNOUNCES PUBLIC STOCK OFFERINGS

SAN JOSE, California, December 7, 1998 - Flextronics International Ltd. (NASDAQ:
FLEX), a global full-service provider of innovative design, engineering and manufacturing solutions, today announced that it is commencing a public offering of 3.7 million of its Ordinary Shares pursuant to Flextronics' currently effective shelf registration statements. 2.7 million of these shares are being offered by Flextronics, and 1.0 million shares are being offered by subsidiaries of Philips Electronics. NationsBanc Montgomery Securities LLC is the underwriter for the offering. Flextronics intends to use the net proceeds from the offering for repayment of debt, capital expenditures and general corporate purposes, including working capital

Flextronics is a leading provider of sophisticated electronics manufacturing services for OEMs in the telecommunications, networking, computer, consumer electronics and medical device industries. Flextronics offers a full range of contract manufacturing services including advanced microelectronics packaging design and fabrication, miniaturized PCB design and fabrication, PCB design and assembly, prototype fabrication, materials procurement, system-level assembly, inventory management and product distribution. Flextronics services OEMs from its facilities in the Americas, Asia and Europe.

A prospectus related to the offering may be obtained from NationsBank Montgomery Securities LLC, 600 Montgomery Street, San Francisco, CA 94111.

This communication does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.



At Flextronics International:
Cheryl ScritchField
Corporate Marketing
408.576.7901
Fax:408.576.7454
Email: Cheryl.scritchfield@flextronics.com

Laurette Slawson
Investor Relations
408.576.7233
Fax:408.428.0420
Email:laurette.slawson@flextronics.com